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                                                                   EXHIBIT 10.17



VIA EMAIL AND FAX

March 13, 2002

Ms. Karen R. Danner
830 Glencoe Street
Glen Ellyn, IL 60137

Dear Karen:

I am pleased to offer you the position of Vice President, Company Operations, for Childtime Learning Centers and to confirm the following details of your compensation:

         1.       You will report directly to the President and Chief Executive
                  Officer.
         2. Your starting salary will be $170,000 per annum payable in biweekly installments.
         3. You will have the opportunity to earn an annual cash bonus (the "Annual Bonus"), payable within 90 days after the end of each fiscal year in an amount up to $100,000, based on the Company's net revenues and EBITDA for each such fiscal year determined in accordance with generally accepted accounting principles (as reflected in the Company's audited financial statements for such year) and other relevant operational metrics. The Annual Bonus for each fiscal year will be determined pursuant to a formula approved by the Board of Directors within 120 days after the beginning of each such fiscal year.
         4. In the event the Company successfully completes a rights offering in connection with the contemplated merger with Tutor Time Learning Systems, Inc., you will be granted an option (the "Option") to purchase 25,000 shares of the Common Stock of the Company, which will be granted, as of your first day of employment via a Stock Option Grant Letter in accordance with the Company's 1995 Stock Option Plan for Key Employees, As Amended. The Option will vest on the third anniversary after the commencement of your employment, and will expire on the seventh anniversary after the commencement of your employment. In the event the Company does not successfully completes a rights offering as contemplated above, the Option to purchase Common Stock will be adjusted to 15,000 shares; all other terms and conditions will apply.
         5. You will be eligible for participation in the Company's 401(k) program after one year of employment.
         6. You will be eligible for participation in the Company's contributory medical, vision, dental and life insurance plans after 30 days of employment.
         7. You will be eligible for Plan A of the Company's relocation policy.


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         8.       Your position as an officer of the Company will be contingent upon confirmation of your appointment by the Board of Directors at its next regularly scheduled meeting.
         9. Your employment will be "at-will" and you will serve at the pleasure of the President and Chief Executive Officer.

Please sign your acknowledgement of your receipt and understanding of this letter below, and return to me no later than March 14, 2002. Please do not hesitate to contact me should you have any questions.

We at Childtime are looking very forward to having you as a part of our team during this exciting time, and trust that your employment with us will be both challenging and rewarding.

Very truly yours,
CHILDTIME CHILDCARE, INC.

/s/ Alfred R. Novas                        ACKNOWLEDGED:

Alfred R. Novas
President and Chief Executive Officer
                                           /s/ Karen R. Danner     14 March 2002
                                           -------------------------------------
                                           Karen R. Danner         Date


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